Exhibit 18

                 [LETTERHEAD OF KOSTIN, RUFFKESS & COMPANY, LLC]

                                        April 14, 2003

U.S. Energy Systems, Inc.
One North Lexington Avenue
White Plain, NY 10601

            RE: Annual Report on Form 10K for fiscal year ended December 31, 2003 of U.S. Energy Systems, Inc. (the "Company")

Ladies and Gentlemen:

      This letter shall confirm that, in our judgment, the change in the Company's accounting policy pertaining to the tax accounting of the Illinois rate incentive by its Illinois-based biogas to energy projects effective April 1, 2001 and the adjustment made to the purchase accounting respecting the 2001 merger with Zahren Alternative Power Corporation (both described in Note S - Accounting Changes to the Consolidated Financial Statement included in the Company's Annual Report on Form 10K for fiscal year ended December 31, 2003 and reflected in the Consolidated Financial Statements to such Annual Report) are preferable under the circumstances to the accounting policies and purchase accounting previously employed by the Company respecting such matters.


                                        Kostin, Ruffkess & Company, LLC

                                        By: /s/ Kostin, Ruffkess & Company, LLC
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